Exhibit D

THIS TRANSFER AGREEMENT (THE “AGREEMENT”) RELATES TO AN OFFERING OF SECURITIES IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 20th day of October, 2004

BETWEEN:

CVD FINANCIAL CORPORATION, a company incorporated under the laws of the British Virgin Islands

(the “Vendor”)

AND:

NEW IMAGE INVESTMENT COMPANY LIMITED, a profit corporation incorporated under the laws of the State of Washington

(the “Purchaser”)

WITNESSES THAT WHEREAS:

A.     The Vendor is the registered and beneficial owner of 60,000 shares of Preferred Stock (the “Shares”) in the capital of TriMaine Holdings, Inc., a profit corporation incorporated under the laws of the State of Washington (the “Company”);

B.     The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares for their fair market value; and

C.     The Purchaser is familiar with and has access to information regarding the Company similar to information that would be available in a registration statement filed by the Company under the 1933 Act.

THEREFORE for and in consideration of the premises, covenants and agreements herein set forth, the parties hereto agree as follows:

1. WARRANTIES AND REPRESENTATIONS

1.1 The Vendor represents and warrants to the Purchaser (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions as contemplated herein, that:

(a)	it is the registered and beneficial owner of the Shares as set out herein, free and clear of all liens, charges and encumbrances;

(b)	it has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial ownership of the Shares to the Purchaser;

(c)	no person, firm, corporation or entity of any kind has or will have any agreement or option or any right capable at any time of becoming an agreement to:

(i)	purchase or otherwise acquire the Shares; or

(ii)	require the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than under this Agreement;

(d)	it is not a U.S. Person and is not acquiring the Purchase Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(e)	it is outside the United States when receiving and executing this Agreement;

(f)	it understands that the Purchase Shares have not been registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act (“Regulation S”), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with any applicable securities laws;

(g)	it understands and agrees that offers and sales of any of the Purchase Shares, prior to the expiration of a period of one year after the date of transfer of the Purchase Shares (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with all applicable securities laws;

(h)	it understands and agrees that the Purchase Shares may not be offered or sold to a U.S. Person or for the account or benefit of a U.S. Person (other than a distributor) prior to the end of the Distribution Compliance Period;

(i)	it understands and agrees not to engage in any hedging transactions involving the Purchase Shares, prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the provisions of the 1933 Act;

(j)	it is acquiring the Purchase Shares for investment only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Purchase Shares in the United States or to U.S. Persons;

(k)	it understands and agrees that the Purchaser will refuse to register any transfer of the Purchase Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act; and

(l)	it acknowledges that it has not acquired the Purchase Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the Purchase Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Purchase Shares provided, however, that the Vendor may sell or otherwise dispose of any of the Purchase Shares pursuant to registration of any of the Purchase Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein.

1.2 In this Agreement, the term "U.S. Person" shall have the meaning ascribed thereto in Regulation S.

1.3 The Purchaser represents and warrants to the Vendor (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the transactions as contemplated herein, that it:

(a)	is a company duly incorporated in the State of Washington and is validly existing under the laws of the State of Washington;

(b)	has the corporate capacity to enter into this Agreement and has taken all the necessary steps to authorize the execution thereof;

(c)	is authorized to issue and deliver to the Vendor the shares referred to in Clause 3.2 hereof

(d)	understands and agrees that none of the Shares have been registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons, as that term is defined in Regulation S under the 1933 Act (“Regulation S”), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;

(e)	has had access to all of the books and records of the Company and accordingly agrees that it is familiar with and has access to information regarding the Company similar to information that would be available in a registration statement filed by the Company under the 1933 Act;

(f)	is acquiring the Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Shares;

(g)	(i) has adequate net worth and means of providing for its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Shares for an indefinite period of time;

(h)	understands and agrees that the Shares are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act; and

(i)	is not acquiring the Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

2.	PURCHASE AND SALE

2.1 On the basis of the warranties and representations set forth in Section 1 of this Agreement and subject to the terms and conditions of this Agreement, the Purchaser agrees to buy from the Vendor and the Vendor agrees to sell to the Purchaser, the Shares on the Closing Date (hereinafter defined).

3. PURCHASE PRICE

3.1 The purchase price for the Shares (herein called the “Purchase Price”) will be the fair market value thereof as at the Closing Date, which fair market value is the amount set out in Schedule “A” hereto under the description “Purchase Price”.

3.2 The Purchase Price will be paid by the Purchaser to the Vendor, on the Closing Date, by allotment and issuance to the Vendor of fully paid and non-assessable shares (the “Purchase Shares”) in the capital of the Purchaser of the class and in the amount more particularly set out in Schedule “A” hereto.

4. CONDITIONS

4.1 The obligation of the Purchaser to carry out the terms of this Agreement and to complete the purchase referred to in Clause 2.1 hereof is subject to the condition that on the Closing Date, the Vendor will have delivered to the Purchaser, the following documents:

(a)     a directors’ resolution of the Company authorizing the transfer of the Shares to the Purchaser;

(b)     share certificates representing the Shares, duly endorsed for transfer by the Vendor to the Purchaser;

(c)     all of the necessary consents and approvals in writing to the transfer herein contemplated; and

(d)     all other documents and instruments as the Purchaser may reasonably require.

4.2 The conditions set forth in Clause 4.1 of this Agreement are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date.

4.3 The obligation of the Vendor to carry out the terms of this Agreement and to complete the purchase referred to in Clause 2.1 hereof is subject to the condition that the Purchaser will have delivered to the Vendor on the Closing Date:

(a)	a directors’ resolution of the Purchaser authorizing the allotment and issuance of the Purchase Shares; and

(b)	share certificates representing those shares referred to in Clause 3.2 hereof in the name of the Vendor, duly issued.

5.	CLOSING DATE

5.1 The parties agree that this Agreement will be effective from the <error> day of October, 2004 (which date is herein called the “Closing Date”).

6. SURVIVAL OF OBLIGATIONS

6.1 Except as otherwise specifically provided herein, the obligations of the parties arising herefrom will not merge on the Closing Date.

7. NOTICE

7.1 Any notice or other document required or permitted to be given hereunder will be considered well and sufficiently given by hand delivery or by prepaid first class mail addressed to the parties as follows:

(a)     If to the Vendor:

CVD Financial Corporation c/o HWR Services Limited Craigmuir Chambers PO Box 71 Road Town Tortola British Virgin Islands

(b)     If to the Purchaser:

New Image Investment Company Limited c/o CT Corporation System 520 Pike Street Seattle, WA 98101 USA

or such other address as either party may from time to time appoint by notice in writing to the other in accordance with this clause. Any notice delivered by hand addressed as aforesaid will be deemed to have been delivered on the day of delivery, and any notice mailed by first class prepaid mail addressed as aforesaid will be deemed to have been received three (3) business days after the mailing thereof; but if at the time of mailing or between the time of mailing and the third business day thereafter, there is a strike, lock-out or labour disturbance affecting postal service, then such notice will not be effectively given until actually received.

8. ENUREMENT

8.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9. GENERAL PROVISIONS

9.1 Time is of the essence of this Agreement.

9.2 The parties covenant and agree to execute and deliver all such further documents and instruments and to do all acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement and to ensure to the Purchaser delivery of the Shares and to effect the payment of the Purchase Price to the Vendor.

9.3 The proper law of this Agreement is the law of the State of Washington.

IN WITNESS WHEREOF the parties have executed this Agreement on the 20th day of October, 2004.

CVD FINANCIAL CORPORATION

/s/ Michael J. Smith

Authorized Signatory

NEW IMAGE INVESTMENT COMPANY LIMITED

/s/ Michael J. Smith

Authorized Signatory

SCHEDULE “A”

                                                            NUMBER, KIND AND CLASS OF SHARES OF
     SHARES IN THE COMPANY            PURCHASE PRICE                   THE PURCHASER

                                             $             ________  shares of Common Stock